EXHIBIT 11.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use, in this Offering Statement on Form 1-A of our report dated March 31, 2021, relating to the consolidated financial statements of SOBR Safe, Inc. and subsidiaries for the year ended December 31, 2020. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

Macias Gini O’Connell LLP

Irvine, California

April 16, 2021